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                                                                    EXHIBIT 3.1

                           CERTIFICATE OF INCORPORATION
                                      OF
                             INFOCURE CORPORATION

         The undersigned, for the purpose of organizing a stock corporation under the provisions and subject to the requirements of the laws of the State of Delaware, hereby certifies that:

FIRST:       The name of the corporation is INFOCURE CORPORATION.

SECOND: The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805; and the name of the registered agent of the corporation is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is fifty million (50,000,000) shares which are divided into ten million (10,000,000) shares of preferred stock with a par value of $.001 each, and forty million (40,000,000) shares of common stock with a par value of $.001 each.

             Subject to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the corporation is authorized to determine, without shareholder action, the powers, designations, preferences, limitations, voting power and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the preferred stock, including without limitation, the relative rights of any class of shares of preferred stock, each series within a class, the number of shares within each class and series and the dividend rights, conversion rights and terms of redemption (including sinking fund provisions and liquidation preferences), all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

             Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record on all matters on which the holders of common stock are entitled to vote.

FIFTH:       The name and mailing address of the incorporator are as follows:

                                    Ugo F. Ippolito, Esq.
                                    Glass, McCullough, Sherrill & Harrold
                                    1409 Peachtree Street, NE
                                    Atlanta, Georgia  30309

SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its



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             stockholders or any class of them, any court of equitable
             jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver(s) appointed for this corporation under the provisions of
             Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver(s) appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute or applicable law, the board of directors is expressly authorized to adopt, amend and repeal the bylaws of the corporation.

EIGHTH: The personal liability of the directors of the corporation to the corporation and its shareholders is hereby eliminated or limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of Delaware, as the same may be hereafter amended and supplemented.

             Signed on this 25th day of November, 1996.


                                           /s/ Ugo F. Ippolito
                                           ----------------------------------
                                           Ugo F. Ippolito, Incorporator